Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (1) Registration Statement (Forms S-8 No. 333-72724 and No. 333-40520) pertaining to the Private Business Inc. 2000 Employee Stock Purchase Plan and (2) Registration Statement (Form S-8 No. 333-116402) pertaining to the Private Business, Inc. 2004 Equity Incentive Plan, of our report dated February 18, 2005, with respect to the 2004 and 2003 consolidated financial statements and schedule of Private Business, Inc. included in the Annual Report (Form 10-K) of Private Business, Inc. for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 20, 2006